Exhibit 10.36
December 18, 2009
Scott Cormack
President & CEO
OncoGenex Technologies Inc.
Suite 400 — 1001 West Broadway
Vancouver, BC, Canada
V6H 4B1
Re: Letter Agreement Regarding Certain Sublicense Consideration for OGX-011
Dear Scott,
In connection with the transaction OncoGenex Technologies Inc. (“OncoGenex”) intends to consummate with Teva Pharmaceuticals Industries, Ltd. (“Teva”) involving the sublicense to Teva of rights to develop and commercialize OGX-011 (the “Sublicense Agreement”), we understand that $30 million of the consideration to be paid by Teva to OncoGenex is characterized as a reimbursement for research and development activities.
This letter serves to confirm that if the entire sum of such $30 million has not been spent by OncoGenex on such OGX-011 research and development activities by the third anniversary of the date the Sublicense Agreement is executed by Teva and OncoGenex, then, within 15 days thereafter, OncoGenex will pay Isis an amount equal to 30% of any un-spent portion of such $30 million minus $3.5 million. For the avoidance of doubt, if, after calculating any payment to Isis in the immediately preceding sentence the result is an amount that is less than zero, Isis will have no obligation to return any funds previously paid by OncoGenex to Isis related to such $30 million.
This letter also serves to confirm that OncoGenex will pay Isis $10 million within 21 days after execution of the Sublicense Agreement, such amount hereby confirmed to be Isis’ share of the $60 million upfront payment (which includes a $10 million equity investment by Teva in OncoGenex common stock at a price of $37.38 per share) OncoGenex will receive from Teva upon execution of the Sublicense Agreement. Except as otherwise expressly stated above, Isis reserves all of its rights to receive Non-Royalty Revenue under the Amended and Restated License Agreement dated July 2, 2008 entered into between Isis and OncoGenex (the “A&R License”). In addition, OncoGenex confirms it will pay Isis an amount equal to 30% of the up to $370 million in Non-Royalty Revenue OncoGenex will be eligible to receive from Teva under the Sublicense Agreement upon achievement of various milestones, including sales targets hereunder.
Following the closing of the Sublicense Agreement, the parties further agree to execute an amendment to the A&R License, to the extent reasonably necessary to memorialize the agreements contained in this letter agreement.

Except as expressly amended herein, the A&R License remains in full force and effect in accordance with its terms. Defined terms used but not defined herein have the meanings set forth in the A&R License.
Please acknowledge your agreement with the terms of this letter by countersigning below.
Sincerely,

/s/ B. LYNNE PARSHALL B. Lynne Parshall
Chief Operating Officer,
Chief Financial Officer & Director
Isis Pharmaceuticals, Inc.

Acknowledged and Agreed:

/s/ SCOTT CORMACK OncoGenex Technologies Inc.
Scott Cormack
President & CEO